Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
Nov. 16, 2015	Annmarie Sartor, 318-388-9671 annmarie.sartor@centurylink.com

Former U.S. Senator Mary Landrieu joins CenturyLink Board of Directors

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) today announced it has appointed former U.S. Sen. Mary Landrieu, D-La., age 59, to its board of directors, effective immediately. Landrieu’s appointment expands the board to 13 directors, filling a seat vacated by Fred Nichols who passed away earlier this year. Landrieu has not initially been appointed to serve on any board committee, but the board expects to do so as part of their regular 2016 committee assessment and appointment process.

“We are pleased to welcome Mary to CenturyLink’s board of directors and look forward to the unique perspective and expertise she will bring to the table,” said CenturyLink Chairman of the Board Bill Owens.

Landrieu received her baccalaureate degree from Louisiana State University. She formerly served as a La. state representative (1980-1988) and state treasurer (1988-1996) before serving in the U.S Senate from 1996-2014.

“Mary has been a long-time supporter and advocate for CenturyLink and has worked with us over the years on important issues that impact our business,” said Glen Post, CenturyLink CEO and president. “I am confident she will be a valuable asset to our company as we continue to transform our business to meet competitive challenges and to better serve customers.”

“CenturyLink is a true Louisiana success story and I appreciate the opportunity to be a part of this dynamic organization,” Landrieu said. “It’s been a thrill to watch it grow from a rural telephone provider to a global technology company, and I look forward to working with fellow members of the board and management to help it continue to grow in the future.”

About CenturyLink

CenturyLink (NYSE: CTL) is a global communications, hosting, cloud and IT services company enabling millions of customers to transform their businesses and their lives through innovative technology solutions. CenturyLink offers network and data systems management, Big Data analytics and IT consulting, and operates more than 55 data centers in North America, Europe and Asia. The company provides broadband, voice, video, data and managed services over a robust 250,000-route-mile U.S. fiber network and a 300,000-route-mile international transport network. Visit CenturyLink for more information.

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